Exhibit 10.2

LOAN EXTENSION AGREEMENT

WHEREAS, Daybreak Oil and Gas, Inc.(“Daybreak”) entered into that certain Secured Convertible Promissory Note dated September 17, 2010 with Well Works, LLC (“Well Works”) (“Promissory Note”); and

WHEREAS, pursuant to the terms of said Promissory Note, Well Works was to receive the sum of $750,000 (Seven Hundred Fifty Thousand Dollars) on or before September 17, 2011; and

WHEREAS, Well Works did not receive such payment on or before September 17, 2011; and

WHEREAS, Well Works subsequently extended the date to receive payment of said $750,000 from Daybreak to 5:00 p.m. (Mtn. Time) on Monday, September 19, 2011 (the “Extension Date”); and

WHEREAS, Daybreak has requested a further extension of thirty (30) days to repay the $750,000 it owes to Well Works as Daybreak has advised Well Works that it (Daybreak) will not be able to pay said $750,000 in full by September 19, 2011.

NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

Notwithstanding the terms of the Promissory Note or any other agreements or documents entered into by the parties in connection therewith:

1. Well Works hereby agrees to extend the date of repayment of the Promissory Note by Daybreak to Wednesday, October 19, 2011 at 5:00 p.m. (Mtn. Time).

2.  In consideration of such extension, Daybreak agrees to pay to Wells Works an aggregate amount of $200,000 (Two Hundred Thousand Dollars), which shall be wired to Well Works on September 21, 2011 on or before 5:00 p.m. (Mtn. Time).  The proceeds of such $200,000 amount will be applied as follows: an extension fee equal to $50,000 (Fifty Thousand Dollars);  legal fees and other costs equal to $7,000 (Seven Thousand Dollars); $143,000 (One Hundred Forty-Three Thousand Dollars) as a partial principal payment against the Promissory Note. The principal and interest amount due following the application of the foregoing funds received from Daybreak will be $607,000.00, which shall be due and payable on October 19, 2011.

3. The interest rate on the outstanding balance will increase to one and one-half percent (1 and 1/2%) per month on the outstanding $607,000 balance and shall run at that rate from September 17, 2011.  Accordingly, Daybreak shall pay to Wells Works an additional $9,105.00 in interest on October 19, 2011.

4. The payments set forth in paragraphs 2 and 3 above shall be in lieu of the overdue principal and overdue interest provisions set forth in Section 2.2 of the Promissory Note and the default fee provisions set forth in Section 2.2 of the Promissory Note.

5. Subject to the next sentence of this Section, there shall be no further extensions whatsoever and if there is any conflict in understanding with regard to this issue, the language herein shall govern. Should there be a further extension, it must be in writing and signed by both Daybreak and Well Works.

6. The Technical and Consulting Services Agreement between Well Works and Daybreak, effective September 17, 2010 through September 17, 2011 shall be extended for a period of twelve (12) months, i.e., from September 17, 2011 through September 17, 2012.

7.  In consideration of the agreements set forth herein, Well Works, on behalf of itself, its successors and its assigns, hereby forever waives any Event of Default under the Promissory Note arising as a result of the failure of Daybreak to repay the Promissory Note on or before the Maturity Date or the Extension Date.

8.  Capitalized terms used herein and not otherwise defined shall having the meaning given to them in the Promissory Note.

IN WITNESS WHEREOF, the parties hereto have set forth their hands and signatures this 19th day of September 2011 as follows:

DAYBREAK Oil and Gas, Inc.                                         WELL WORKS, LLC

By: /s/ JAMES F. WESTMORELAND                                  By: /s/ ERIC B. HALE___

          James F. Westmoreland                                                      Eric B. Hale

          President and CEO                                                              Managing Member